Investor Contact:	Exhibit 99.1
Edward Nebb
Euro RSCG Magnet
(212) 367-6848
ed.nebb@eurorscg.com
FOR IMMEDIATE RELEASE
Media Contact:
Jaymie Gustafson
Zeno Group
202-431-9478
jaymie.gustafson@zenogroup.com

COLLEGIATE FUNDING SERVICES, INC. TO EXPAND PRESENCE
IN RAPIDLY GROWING PRIVATE EDUCATION LOAN MARKET

New Program will Further Leverage Company’s Multiple Customer Channels

FREDERICKSBURG, Va., June 1, 2005 — Collegiate Funding Services, Inc. (Nasdaq: CFSI) today announced plans to expand its presence in the rapidly growing private education loan market with the launch of a private loan product that it will market, purchase, retain and service.

“As education costs have continued to climb and federal loan limits have remained static, the private loan market has grown at a faster pace than the market for federally insured loans,” said J. Barry Morrow, president and chief executive officer of Collegiate Funding Services, Inc. “From 2000 to 2004, in-school private loans grew 32 percent compounded annually compared with in-school federal loans, which grew 11 percent compounded annually. In 2004, our originations of private loans grew almost 100 percent to $417.1 million, and we expect this category will continue to grow rapidly for CFS. Since 2001, we have originated more than $860 million in high credit-quality private education loans.”

Beginning this month, CFS will market, purchase, retain and service this new product while continuing to market private loan products for others. CFS has obtained insurance from a double-A rated insurer to protect the company against some of the credit risks associated with these loans. “The economic value of keeping these loans, even after considering the cost of insurance, is materially greater than the value of selling them in the secondary market,” Morrow said. The company anticipates refining its loan optimization and loan sale decisioning model to reflect this new program.

“This new program allows us to do what we currently do in our federal program: retain a portion of our production to build upon our recurring revenues and sell a portion to receive fee income,” Morrow said. CFS expects that the new product will represent approximately 25 percent of its total private loan originations in 2005.

“This program is an important part of the continuing strategy at CFS to penetrate the education finance market further,” said Donald B. Marron, chairman of CFS. “The new private loan strategy should enhance the long-term value of the company by building a recurring revenue stream in this fast-growth segment of the $350 billion education finance market.”

Conference Call Information
Collegiate Funding Services will conduct a conference call and webcast at 10:00 a.m. Eastern Time today to discuss this announcement. Investors may access the webcast on the company’s website at www.cfsloans.com by clicking on “Investor Relations,” or at www.earnings.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by telephone by dialing 800-299-9086 (international callers dial 617-786-2903) and using the passcode 61026066.

A replay of the webcast will be available approximately two hours after the completion of the call and will be accessible on the company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 65096166.

About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services — including loan origination, loan servicing, and campus-based scholarship and affinity marketing tools — to the higher education community. As of March 31, 2005, Collegiate Funding Services had facilitated the origination of more than $19 billion in education loans; the company currently manages more than $11 billion in student loans for more than 445,000 borrowers. For additional information, visit www.cfsloans.com or call 1-888-423-7562.

Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, the words “looking forward,” “expects,” “plans,” “intends,” “believes,” “forecasts,” “anticipates” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Among the key factors that may have a direct bearing on the company’s operating results, performance, or financial condition are (1) our ability to successfully implement our private, in-school loan strategy; (2) changes in terms, regulations, and laws affecting both government guaranteed and private student loans; (3) changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; (4) changes in the credit quality or performance of the loans that we purchase, retain and securitize; or (5) changes in interest rates and in the securitization or secondary markets for government-guaranteed and private education loans. Important factors that could cause the company’s actual results to differ materially from the forward-looking statements the company makes in this release are set forth in the company’s filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005. The company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the company has an obligation to do so under the federal securities laws.

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